EX-4.18 FORM OF SUBSCRIPTION AGREEMENT

                                 ConSyGen, Inc.
                             125 South 52.nd Street
                                 Tempe, AZ 85281

                             SUBSCRIPTION AGREEMENT

                           ____________________ , 2001

     The Company is hereby offering, to a limited number of persons who are accredited/sophisticated investors, shares of the Company's Common Stock, par value $.003 per share (the "Common Stock"),. at a purchase price of $_.___ per share. The initial offering period will remain open until the earlier of the receipt of $500,000 in subscriptions from eligible investors, or ______________________, 2001. The Company reserves the right to extend the Offering for an additional ninety (90) days.

     All subscribers for the Common Stock must complete and execute the questionnaire contained in this document. The completed documents must then be returned to the company. Subscription from suitable prospective investors will be accepted at the sole discretion of the Company after receipt of all subscription documents, properly completed and executed, with appropriate payment.

     Your answers to the Questionnaire will be kept strictly confidential at all times and will not be disclosed except to the Company, its counsel, to governmental, regulatory and similar authorities as required.

     The undersigned hereby subscribes to _______________ shares of ConSyGen, Inc. (the "Company"), at a price of $_.___ per unit and has enclosed a certified check, cashier's check or personal check made payable to ConSyGen, Inc., in the amount of $ _________________.

     In connection with the purchase of the shares, the undersigned acknowledges, warrants and represents to the Company as follows:

     (1) The undersigned is acquiring the shares for investment for its own account and without the intention of participating, directly or indirectly, in a distribution of the shares and not with a view towards resale or any distribution of the shares, or any portion thereof.

     (2) The undersigned (either alone or with its purchaser representative) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and has consulted with its own professional representatives as it has considered appropriate to assist in evaluating the merits and risks of this investment. The undersigned has had access to and an opportunity to question the officers of the Company, or persons acting on their behalf, with respect to material information about the Company and, in connection with its evaluation of this investment, has, to the best of its knowledge, received all information and data with respect to the Company that the undersigned has requested. The undersigned is acquiring the shares solely upon its dependent examination and judgment as to the prospects of the Company.

     (3) The shares were not offered to the undersigned by means of publicly disseminated advertisement or sales literature.

     (4) The undersigned acknowledges that an investment in the shares is speculative and the undersigned may have to continue to bear the economic risk of the investment in the shares for an indefinite period. The undersigned acknowledges that the shares are being sold to the undersigned without registration under any state or federal law requiring the registration of securities for sale. The transferability of the shares is restricted by applicable federal and state securities laws and may be restricted under the laws of other jurisdiction

     (5) The undersigned is an "accredited investor" as such term is defined in Appendix A or is a sophisticated investor who, either individually or together with his purchaser representative is capable of evaluating the merits and risks of an investment in the Company.

     (6) In consideration of the acceptance of this subscription, the undersigned agrees that the shares will be not offered for sale, sold or transferred by the undersigned other than pursuant to an effective registration under federal and state securities law or other jurisdiction applicable to the transaction, and exemption available under such laws, or a transaction that is otherwise in compliance with such laws.

     (7) The undersigned understands that no U.S. federal or state agency has passed upon the offering of the shares or has made any finding or determination as to the fairness of any investment in the shares.

     (8) The residence of the undersigned is as set forth below.

     The undersigned agrees to indemnify and hold harmless the Company and its officers, directors, stockholders, employees, agents and attorneys from and against any and all costs, liabilities and expenses (including attorneys' fees) arising out of or related in any way to any breach of any representation or warranty contained herein.

ACCEPTANCE OF SUBSCRIPTION:                   SUBSCRIBER:
ConSyGen, Inc.                                __________________________________
                                              Signature

                                              __________________________________
                                              Printed Name

                                              __________________________________
By:_______________________________            Address
A. Lewis Burridge, President
                                              __________________________________
Dated:____________________________